Exhibit 10.2

AMENDMENT TO SERVICE AGREEMENT

This Amendment (the “First Amendment”) is made as of 1 July 2010, by and between Thomas George Story Busher, an individual having an address at [address withheld] (the “Executive”) and Montpelier Re Holdings Ltd (“MRH”), whose registered office is located at Canon’s Court, 22 Victoria Street, Hamilton, Bermuda (the “Company”).

WHEREAS

A.           Pursuant to that certain Service Agreement (the “Agreement”) made as of 3 April 2008 between the Executive and the Company, the Company employs the Executive as Director, Deputy Chairman of the Board of Directors of the Company and Chief Operating Officer and Executive Vice President of the Company under the terms and subject to the conditions set forth therein; and,

B.             The Executive and the Company have agreed to Amend the Agreement as hereinafter set forth; and,

C.             Terms not otherwise described herein shall have the meaning ascribed to them in the Agreement

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in the Agreement, as amended by this First Amendment, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.               Paragraph 2 of the Agreement is hereby deleted in its entirety and replaced with the following:

2.             Term.  Subject as hereinafter provided the Executive shall be employed hereunder for the period commencing on 1 July 2008 and ending on 31 December 2013  (and renewable thereafter by agreement between the parties) (the “Term”),

2.               Paragraph 5 (a) of the Agreement is hereby deleted in its entirety and replaced with the following:

(a)           Base Salary.  Commencing on the date hereof and continuing until 31 March 2011, the Company shall pay to the Executive an annual salary (the “Base Salary”) of six hundred and fifty thousand dollars ($650,000 U.S.), less applicable withholding and other deductions, payable monthly in arrears on the day appointed by the Board for the payment of salaries or pro rata if Executive is employed for less than a full month.  On 1 April 2011 and continuing through the remaining term of this Agreement, the Company shall pay the Executive a Base Salary of seven hundred and seventy-five thousand dollars ($775,000 U.S.), less applicable withholding and other deductions, payable monthly in arrears on the day appointed by the Board for the payment of salaries or pro rata if the Executive is employed for less than a full month.  The Compensation & Nominating Committee, subject to ratification of the Board, may, in its sole discretion, increase the Base Salary at any time during the Term; provided, however, that in no event shall the Executive’s Base Salary be decreased below the then current Base Salary.  The Compensation & Nominating Committee will conduct the first base salary review no later than April 2012 and continue annually thereafter on or before April 1 of the current year.  The Base Salary shall be inclusive of any director’s fees or other fees or remuneration payable to the Executive by the Company or any Group Company but excluding benefits paid under the Executive’s service agreement with Montpelier Marketing Services (UK) Limited (the “Benefits”) which shall continue to be due to the Executive and, accordingly, either the Executive shall pay over or cause to be paid over to the Company all such fees or remuneration paid or payable to him (excluding Benefits) or his Base Salary shall be reduced by the amount of such fees or remuneration (excluding Benefits).

3.                                       Paragraph 5(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

(b)                    Bonuses    The Executive shall be entitled to participate in the Company’s annual bonus plan with a maximum bonus payment equal to up to 200% of his Base Salary and a target bonus payment equal to 100% of his Base Salary (the “Target Bonus”), the relevant Base Salary to be the amount in effect at the end of the relevant compensation year.  If the Company’s annual bonus plan is terminated during the term of this Agreement the Executive shall remain entitled to an annual bonus on the same terms and conditions as were contained in the Company’s annual bonus plan with a target bonus equal to the Target Bonus.

4.               Paragraph 8 of the Agreement is hereby deleted in its entirety and replaced with the following:

Intentionally Omitted

5.               Paragraph 10 of the Agreement is hereby deleted in its entirety and replaced with the following:

Housing Allowance.  Until 31 March 2011, the Company shall pay to the Executive a housing allowance in an amount no less than the maximum amount payable pursuant to the Company’s Housing Allowance Policy applicable from time to time.  Thereafter, the Executive shall not be entitled to receive any housing allowance and shall forthwith reimburse to the Company any security deposit previously paid by the Company on the Executive’s behalf.

6.               In respect of paragraph 12 of the Agreement, revisions shall be made as follows:

a)              The following introductory wording “The Company and the Executive shall be entitled in writing to terminate the Executive’s employment under this agreement upon:…” shall be replaced with the words: “The Company (pursuant to paragraph 12(a) and 12(b) below), and the Executive

(pursuant to paragraph 12(c) below)) shall be entitled in writing to terminate the Executive’s employment with immediate effect upon: …”

b)             The following wording of paragraph 12(c): “the resignation of the Executive for “Good Reason”“ shall be replaced by “the occurrence of a Good Reason”

c)              Paragraphs 12(d) and 12(e) shall be deleted in their entirety.

7.               In respect of paragraph 13 of the Agreement, revisions shall be made as follows:

a)              Paragraph 13(a)(iii) shall be deleted in its entirety and replaced with the following:

(iii) the Executive without Good Reason as such term is defined in paragraph 12(c), then in full satisfaction of the Company’s obligations under this Agreement, the Executive, his beneficiaries or estate, as appropriate, shall be entitled to receive the following:

(A)  Base Salary, bonuses, and any performance shares or other LTIP awards or any other remuneration earned or vested but not previously paid through the date of termination;

(B)  an amount equal to the Base Salary applicable immediately prior to the date of termination payable monthly in arrears for twelve (12) months following the date of termination, accrued on a daily basis, subject at all times to the option by the Company to release the Executive’s obligations under paragraph 16 of this Agreement prior to the end of such 12-month period thereby terminating such payments with immediate effect;

(C)  payment for any accrued but unused paid holiday as at the effective date of termination;

(D)  any reimbursements to which he may be entitled under paragraph 6 of this Agreement as of the effective date of termination; and

(E)  medical benefits continuation under the Company’s medical plan for the Executive for a period of twelve (12) months following termination;

In addition, the Executive’s unvested RSUs or other long-term investment compensation Awarded to the Executive under any LTIP or award or similar agreement shall continue to vest for twelve (12) months following the Executive’s termination from the Company without Good Reason, subject at all times to the option by the Company to release the Executive’s obligations under paragraph 16 of this Agreement prior to the end of such 12-month period thereby terminating such vesting with immediate effect.”

b)             The following wording of paragraph 13(b)(i) “the Company without Cause pursuant to paragraph 12(d)” shall be replaced by “the Company without Cause as such term is defined in paragraph 12(b)”

c)              The following wording of paragraph 13(b)(ii)(F) “the accelerated vesting (to 100% vested) of unvested share options, Shares Appreciation Rights (“SARs”) and Restricted Share Units (“RSUs”), if any, awarded to the Executive under the LTIP or otherwise” shall be replaced by “notwithstanding any other provision to the contrary, the immediate vesting to the Executive of all share options, Shares Appreciation Rights

(“SARs”) and Restricted Share Units (“RSUs”), if any, awarded to the Executive under the LTIP or otherwise, whether otherwise vested or unvested …”

8.               The Agreement, as amended by this First Amendment, contains the entire agreement between the parties hereto and there are no agreements, warranties or representations which are not set forth therein or herein. This First Amendment may not be modified or amended except by an instrument in writing duly signed by or on behalf of the parties hereto.

9.               This First Amendment shall be governed by and construed and enforced in accordance with the laws of Bermuda and the parties irrevocably submit to the non-exclusive jurisdiction of the Courts of Bermuda.

10.         This First Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by them or their duly authorized representatives as of the date first written above.

MONTPELIER RE HOLDINGS LTD.		EXECUTIVE

By:	/s/ CHRISTOPHER L. HARRIS	By:	/s/ THOMAS G.S. BUSHER
Christopher L. Harris		Thomas G.S. Busher
Chief Executive Officer and
President